Exhibit 99.1

NEWS RELEASE
Nabors 3Q2010 EPS Equals $0.29 From Continuing Operations, Excluding
Acquisition Expenses and Certain Non-Cash Asset Impairments
Hamilton, Bermuda, October 26, 2010 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2010. Adjusted income derived from operating activities was $164.4 million for the third quarter, compared to $117.2 million in the third quarter of 2009 and $126.8 million in the second quarter of this year. Excluding certain non-cash asset impairments and expenses related to the acquisition of Superior Well Services Inc., net income from continuing operations was $84.7 million ($0.29 per diluted share) for the third quarter, compared to $66.7 million ($0.23 per diluted share) in the third quarter of 2009 and $44.0 million ($0.15 per diluted share) in the second quarter of this year. Including these charges, income from continuing operations was a loss of $31.6 million ($0.11 per diluted share). For the nine months ended September 30, 2010, adjusted income derived from operating activities was $433.0 million, compared to $395.9 million in 2009. Net income from continuing operations, excluding the aforementioned items, was $172.2 million ($0.59 per diluted share) for the first nine months of 2010, compared to $349.3 million ($1.23 per diluted share) in the first nine months of 2009. The excluded items during the quarter amounted to $134 million, or $0.40 per share, the largest component of which was impairments to goodwill and various underutilized assets primarily in the Company’s US Offshore operations. The drilling slowdown following the Gulf of Mexico blowout is likely to restrict utilization of these assets for some time. The impairments also included the writedown of an E&P investment. Because most of the Company’s wholly owned and joint-venture interests in Canada and Colombia are being marketed for sale, their results have been classified as discontinued operations beginning this quarter.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “The quarter represented solid operational performance by most of our North American businesses. This is particularly notable considering the flat results in our International operations, a slight loss in our US Offshore unit and only 20 days of contribution from our recently acquired pressure pumping operations. GAAP net income reflected pre-tax charges of $7 million in acquisition transaction expenses and $127 million in non-cash asset impairment charges.
“The most significant sequential increase occurred in our US Lower 48 operations which posted $70.5 million in operating income, compared to the $58.2 million this unit realized in the second quarter. The improvement was primarily due to an $841 increase in average margins, bringing the quarterly average to $8,629 per rig day, augmented by a ten-rig increase during the third quarter, bringing the average rig count to 182.2 rig years. Today’s rig count stands slightly higher at 187 rigs. An important achievement during the quarter was the entry into long-term contractual commitments for 11 more new-build rigs, bringing the total to 23 for the year, including three economically equivalent major refurbishments. Eleven of these rigs are destined for the Bakken Shale where we enjoy a dominant position. Three of the remaining rigs will deploy in the Eagle Ford Shale, one in the Haynesville, the other five rigs to the Marcellus Shale, where we have a small but growing presence. The performance of our PACE® rigs, especially the new B Series, continues to lead to more inquiries and is supporting modest improvement in leading edge rates. The gap between these rates and our current average rates is significant but they continue to converge as contracts renew. Nevertheless, cost pressure still remains in the most active markets.

“Recent increases in this unit’s rig count are the net result of higher activity in the oil and liquids-rich drilling plays, significantly offset by reduced dry gas drilling. We expect this trend to continue given the disparity between the forward strips for oil compared to natural gas. This is leading to a net modest improvement in our rig count through next year and keeps us cautiously optimistic regarding the 2011 outlook.
“International income was $64.4 million, essentially flat compared to the second quarter. The sequential rig count increased by five rigs, averaging 103 for the quarter. The incremental contribution from these rigs was largely offset by a $562 decrease in average rates. Along with most of the other larger oil service companies, we have further tempered our international outlook as the market continues to lag everyone’s expectations. We now anticipate a sequential decrease on the order of 15% in the fourth quarter and foresee 2011 as essentially flat compared to 2010. We have a significant number of incremental rig deployments scheduled over the next five quarters, but the associated $50 million in additional income will be mostly offset by a large number of expiring contracts renewing at market rates. The largest negative impact is expected from three jackup rig renewals in the Arabian Gulf during the fourth, first and second quarters.
“Income in our US Land Well Servicing unit was $9.0 million, a significant increase over the $3.2 million recorded in the second quarter. Rig hours in the quarter grew to 169,000, up 13,000 from second quarter, while average rig rates increased by $25 per hour. This increased activity was enabled by the extraordinary overtime and rig reactivation expenses incurred last quarter. Today’s level of activity represents a nearly 30% increase over last year, better than the industry average. The effective utilization of ready-to-run rigs and available crews combined with continuing strong oil prices augurs well for improved pricing industry wide. This pricing momentum, combined with further realization of synergistic opportunities through our newly acquired pressure pumping business, suggests solid results in the historically slow fourth quarter and a promising 2011, although still well below the peak levels this business achieved in 2006.
“As expected, we incurred a $1.1 million loss in our US Offshore business due to the lower levels of activity in the Gulf of Mexico following the Macondo blowout. We expect a similar result in the fourth quarter, although we are cautiously optimistic the outlook will improve in 2011 in spite of ongoing permitting delays. However, we still expect activity in this market to be inhibited over the next few years given the more onerous regulatory environment, which led us to impair the carrying value of some of this unit’s goodwill and underutilized assets. On the positive side, we are proceeding with engineering and construction of two first-of-a-kind 4,500 horsepower deepwater platform rigs recently awarded by two major customers. Both projects are scheduled to deploy in late 2012 and entail five to ten-year drilling programs. It is also likely that regulatory authorities will require that some 3,500 wells in the Gulf of Mexico be plugged and abandoned. This holds significant promise for our Sundowner platform and workover jackup rigs.
“In Canada, we posted $1.0 million in operating income, a significant improvement over the $9.5 million loss in the seasonally low second quarter. We have significantly increased our income expectations for both this year and next as a result of higher activity and rigorous cost control. The higher activity is occurring in the British Columbia shale plays, the traditional oil areas of Alberta and Saskatchewan, and the emerging oil shale plays, particularly the Cardium Shale in south central Alberta. Another significant driver is drilling in support of potash development. This unit is building three new rigs, the first of which will deploy in our US Lower 48 operations. An award for the second rig is pending in Canada, and there is strong interest in the innovative design of the third rig, which is targeted at pad drilling applications and should deliver late next year.
“Quarterly results in our Alaskan unit were higher than expected at $14.3 million, with extra income derived from higher rig activity, demobilization fees and camp rentals in support of various maintenance and construction projects. The quarter also benefited from the acceleration of deferred revenues triggered by the impending end of the primary term of a long-term contract. The end of this contract, the recent wind up of another 12-year contract and spending cuts by the largest operator in this market have caused us to lower our 2011 expectations considerably. Over time, we expect strong crude prices will result in a return to more robust spending and Nabors should be the largest beneficiary given the quality of our operations and rigs and our patented coiled technology.
“Our Other Operating Segments posted an excellent quarter, primarily on the strength of strong results in Canrig which were driven by strong third-party equipment sales and increasing income from our Rockit™ directional drilling technology. Results in our Alaskan joint ventures also contributed significantly. We expect results to be sustainable given Canrig’s third-party backlog, the continuing success of the Rockit™ technology and the rollout of additional directional drilling technologies.
“Our Oil and Gas operations posted income of $1.0 million with the reclassification of our Colombian and Canadian entities as discontinued operations. The proposed sale of these two units is moving ahead expeditiously, with discussions underway with numerous interested parties regarding both regions. Two investment banks are marketing our Colombian properties, with one of them also representing us in Canada. Our expectations of realized value remain intact.
“The most notable development of the quarter was the acquisition of Superior Well Services in an all-cash transaction with an enterprise value of approximately $900 million. We were able to close and finance the transaction within five weeks of the announcement of a definitive agreement. Our consolidated results reflect only $12.0 million in operating income from the 20 days this unit was part of Nabors. In the short time we have owned Superior, the quality of their equipment and technology and the capability of their field personnel and management teams have exceeded our expectations. We have already realized significant economies in procurement, consolidated certain facilities, and integrated Superior’s fluids management business into Nabors Well Services. We still see further synergies and significant investment opportunities facilitated by Nabors’ ability to fund this previously capital-constrained business.
“Our financial position is strong with $810 million in cash and investments at the end of the quarter. This ending balance reflects the all-cash acquisition of Superior and the attendant issuance of $700 million in senior unsecured notes, due 2020, at an annual yield of 5%. In mid-September we also established a $700 million, four-year, committed revolving credit facility which allows us to borrow at LIBOR plus 1.50%. The availability of this credit facility, our expectation of significant free cash flow in subsequent quarters and the anticipated proceeds from the sale of certain E&P properties, leads us to conclude we can comfortably redeem the $1.4 billion in convertible notes due next May and fund anticipated capital expenditures. This should negate the need for issuance of equity in any form or additional borrowings, other than temporary draws on our revolver.
“In summary, we are quite optimistic regarding the direction of our business, notwithstanding a persistently low natural gas strip and the tempered outlook for our International segment.”
The Nabors companies own and operate approximately 554 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 38 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2010	2009	2010	2010	2009

Revenues and other income:
Operating revenues	$1,069,261	$789,200	$896,029	$2,856,636	$2,853,944
Earnings (losses) from unconsolidated affiliates (1)	11,842	17,103	8,845	28,329	(53,132)
Investment income (loss)	(733)	(1,806)	2,314	(976)	25,548

Total revenues and other income	1,080,370	804,497	907,188	2,883,989	2,826,360

Costs and other deductions:
Direct costs	625,561	431,280	517,531	1,648,289	1,546,076
General and administrative expenses	87,194	81,637	80,337	242,957	352,212
Depreciation and amortization	198,151	173,701	175,397	545,084	498,830
Depletion	5,778	2,494	4,841	15,646	7,837
Interest expense	66,973	66,671	65,293	199,035	199,776
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	9,407	10,516	11,024	40,798	625
Impairments and other charges (2)	123,099	—	—	123,099	227,083

Total costs and other deductions	1,116,163	766,299	854,423	2,814,908	2,832,439

Income (loss) from continuing operations before income taxes	(35,793)	38,198	52,765	69,081	(6,079)

Income tax expense (benefit):
Current	(71,276)	37,901	17,652	(40,979)	43,933
Deferred	67,046	(53,378)	(8,858)	54,133	(43,205)

Income tax expense (benefit)	(4,230)	(15,477)	8,794	13,154	728

Income (loss) from continuing operations, net of tax	(31,563)	53,675	43,971	55,927	(6,807)
Income (loss) from discontinued operations, net of tax	(7,591)	(23,250)	(909)	(12,921)	(31,855)

Net income (loss)	(39,154)	30,425	43,062	43,006	(38,662)
Less: Net (income) loss attributable to noncontrolling interest	(453)	(895)	559	1,208	376

Net income (loss) attributable to Nabors	$(39,607)	$29,530	$43,621	$44,214	$(38,286)

Earnings (losses) per share: (3)
Basic from continuing operations	$(.11)	$.18	$.15	$.21	$(.03)
Basic from discontinued operations	$(.03)	$(.08)	$—	$(.05)	$(.11)

Basic	$(.14)	$.10	$.15	$.16	$(.14)

Diluted from continuing operations	$(.11)	$.18	$.15	$.19	$(.03)
Diluted from discontinued operations	$(.03)	$(.08)	$—	$(.04)	$(.11)

Diluted	$(.14)	$.10	$.15	$.15	$(.14)

Weighted-average number of common shares outstanding: (3)
Basic	285,282	283,197	285,181	285,045	283,150

Diluted	285,282	287,407	289,796	289,847	283,150

Adjusted income (loss) derived from operating activities (1) (4)	$164,419	$117,191	$126,768	$432,989	$395,857

(1)	Includes our proportionate share of writedowns recorded by our oil and gas joint ventures of $(83.3) million for the nine months ended September 30, 2009.

(2)	Represents impairments and other charges recorded for the three and nine months ended September 30, 2010 and the nine months ended September 30, 2009.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures are an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2010	2010	2009

ASSETS
Current assets:
Cash and short-term investments	$772,469	$892,876	$1,090,851
Accounts receivable, net	1,002,974	762,589	724,040
Assets held for sale	345,138	—	—
Other current assets	445,343	369,943	361,773

Total current assets	2,565,924	2,025,408	2,176,664
Long-term investments and other receivables	37,448	93,965	100,882
Property, plant and equipment, net	7,884,874	7,641,563	7,646,050
Goodwill	463,427	164,078	164,265
Investment in unconsolidated affiliates	272,432	321,293	306,608
Other long-term assets	396,623	253,834	250,221

Total assets	$11,620,728	$10,500,141	$10,644,690

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,442,714	$1,345,819	$163
Other current liabilities	818,806	642,263	608,459

Total current liabilities	2,261,520	1,988,082	608,622
Long-term debt	3,066,748	2,364,703	3,940,605
Other long-term liabilities	1,002,702	918,947	913,484

Total liabilities	6,330,970	5,271,732	5,462,711

Preferred Stock (1)	69,188	—	—

Equity:
Shareholders’ equity	5,207,632	5,216,308	5,167,656
Noncontrolling interest	12,938	12,101	14,323

Total equity	5,220,570	5,228,409	5,181,979

Total liabilities and equity	$11,620,728	$10,500,141	$10,644,690

Cash, short-term and long-term investments (2)	$809,917	$986,841	$1,191,733

Funded debt to capital ratio: (3)
- Gross	0.43 : 1	0.39 : 1	0.41 : 1
- Net of cash and investments	0.38 : 1	0.32 : 1	0.33 : 1
Interest coverage ratio: (4)	6.3 : 1	5.9 : 1	6.3 : 1

(1)	Represents preferred stock outstanding at the time of our acquisition of Superior. Seventy-five thousand shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

(2)	The September 30 and June 30, 2010 and December 31, 2009 amounts included $30.2 million, $86.6 million and $92.5 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(3)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(4)	The interest-coverage ratio is a trailing 12-month quotient of the sum of income (loss) from continuing operations, net of tax, net income (loss) attributable to noncontrolling interest, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) and our proportionate share of writedowns from our unconsolidated oil and gas joint ventures less investment income (loss) divided by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2010	2009	2010	2010	2009

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$350,348	$212,004	$303,417	$925,262	$851,742
U.S. Land Well-servicing	119,127	89,459	104,860	321,978	323,901
U.S. Pressure Pumping (2)	61,611	—	—	61,611	—
U.S. Offshore	26,504	25,708	38,978	103,680	128,047
Alaska	45,920	45,210	43,385	139,099	161,199
Canada	85,728	58,219	60,759	262,043	217,464
International	288,535	307,660	267,007	800,886	977,867

Subtotal Contract Drilling (3)	977,773	738,260	818,406	2,614,559	2,660,220
Oil and Gas (4)	11,280	11,022	9,800	31,682	(53,874)
Other Operating Segments (5) (6)	130,392	89,774	107,749	333,654	350,173
Other reconciling items (7)	(38,342)	(32,753)	(31,081)	(94,930)	(155,707)

Total	$1,081,103	$806,303	$904,874	$2,884,965	$2,800,812

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$70,452	$46,382	$58,169	$188,907	$245,699
U.S. Land Well-servicing	9,049	342	3,231	19,465	20,192
U.S. Pressure Pumping (2)	11,987	—	—	11,987	—
U.S. Offshore	(1,090)	(163)	8,104	14,387	23,391
Alaska	14,299	11,145	12,388	40,644	48,344
Canada	1,013	(10,448)	(9,497)	6,398	(7,651)
International	64,379	86,865	64,972	182,930	291,143

Subtotal Contract Drilling (3)	170,089	134,123	137,367	464,718	621,118
Oil and Gas (4)	1,037	4,322	1,998	5,654	(76,105)
Other Operating Segments (5) (6)	17,969	3,978	8,317	33,176	28,253
Other reconciling items (8)	(24,676)	(25,232)	(20,914)	(70,559)	(177,409)

Total	164,419	117,191	126,768	432,989	395,857
Interest expense	(66,973)	(66,671)	(65,293)	(199,035)	(199,776)
Investment income (loss)	(733)	(1,806)	2,314	(976)	25,548
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(9,407)	(10,516)	(11,024)	(40,798)	(625)
Impairments and other charges (9)	(123,099)	—	—	(123,099)	(227,083)

Income (loss) before income taxes from continuing operations	$(35,793)	$38,198	$52,765	$69,081	$(6,079)

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	182.2	123.6	172.3	171.2	152.8
U.S. Offshore	8.2	7.8	11.0	10.4	11.7
Alaska	6.7	9.0	8.0	7.9	10.7
Canada	27.5	12.3	17.7	26.6	19.2
International (11)	103.0	97.1	97.6	96.3	105.0

Total rig years	327.6	249.8	306.6	312.4	299.4

Rig hours: (12)
U.S. Land Well-servicing	168,949	135,040	157,199	474,495	457,404
Canada Well-servicing	44,606	31,686	32,211	122,849	105,806

Total rig hours	213,555	166,726	189,410	597,344	563,210

1-3

(1)	These segments include our drilling, well-servicing, fluid logistics and workover operations, on land and offshore.

(2)	Includes operating results related to our acquisition of Superior for the period September 10, 2010 through September 30, 2010.

(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.6 million, $4.9 million and $2.9 million for the three months ended September 30, 2010 and 2009 and June 30, 2010, respectively, and $3.7 million and $6.8 million for the nine months ended September 30, 2010 and 2009, respectively.

(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $6.8 million, $7.7 million and $3.2 million for the three months ended September 30, 2010 and 2009 and June 30, 2010, respectively, and $14.5 million and $(73.2) million for the nine months ended September 30, 2010 and 2009, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $4.4 million, $4.5 million and $2.7 million, for the three months ended September 30, 2010 and 2009 and June 30, 2010, respectively, and $10.1 million and $13.3 million for the nine months ended September 30, 2010 and 2009, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents impairments and other charges recorded for the three and nine months ended September 30, 2010 and the nine months ended September 30, 2009.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.0 years, 2.5 years and 2.4 years during the three months ended September 30, 2010 and 2009 and June 30, 2010, respectively, and 2.3 years and 2.6 years during the nine months ended September 30, 2010 and 2009, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2010	2009	2010	2010	2009

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$(31,563)	$53,675	$43,971	$55,927	$(6,807)
Less: net (income) loss attributable to noncontrolling interest	(453)	(895)	559	1,208	376

Adjusted income (loss) from continuing operations, net of tax — basic	$(32,016)	$52,780	$44,530	$57,135	$(6,431)
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	$(32,016)	$52,780	$44,530	$57,135	$(6,431)
Income (loss) from discontinued operations, net of tax	(7,591)	(23,250)	(909)	(12,921)	(31,855)

Total adjusted net income (loss)	$(39,607)	$29,530	$43,621	$44,214	$(38,286)

Earnings (losses) per share:
Basic from continuing operations	$(.11)	$.18	$.15	$.21	$(.03)
Basic from discontinued operations	(.03)	(.08)	—	(.05)	(.11)

Total Basic	$(.14)	$.10	$.15	$.16	$(.14)

Diluted from continuing operations	$(.11)	$.18	$.15	$.19	$(.03)
Diluted from discontinued operations	(.03)	(.08)	—	(.04)	(.11)

Total Diluted	$(.14)	$.10	$.15	$.15	$(.14)

Shares (denominator):
Weighted-average number of shares outstanding-basic (2)	285,282	283,197	285,181	285,045	283,150
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	4,210	4,615	4,802	—
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—

Weighted-average number of shares outstanding — diluted	285,282	287,407	289,796	289,847	283,150

(1)	Diluted earnings (losses) per share for the three and nine months ended September 30, 2010 and 2009 and the three months ended June 30, 2010 excluded any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. Between 2008 and September 30, 2010, we purchased approximately $1.3 billion par value of these notes in the open market, leaving approximately $1.4 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. These shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the three and nine months ended September 30, 2010 and 2009 or the three months ended June 30, 2010.

(2)	On July 31, 2009, the exchangeable shares of Nabors (Canada) Exchangeco Inc. (“Nabors Exchangeco”) were exchanged for Nabors common shares on a one-for-one basis. Basic shares outstanding included (1) the weighted-average number of common shares and restricted stock of Nabors and (2) the weighted-average number of exchangeable shares of Nabors Exchangeco: 285.3 million shares cumulatively for the three months ended September 30, 2010; 285.0 million shares, cumulatively, for the three months ended September 30, 2009; 285.2 million shares cumulatively for the three months ended June 30, 2010; 285.0 million shares cumulatively for the nine months ended September 30, 2010; and 283.1 million and .1 million shares, respectively, for the nine months ended September 30, 2009.
For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 32,543,395 and 16,595,790 shares during the three months ended September 30, 2010 and 2009, respectively; and 14,894,841 shares during the three months ended June 30, 2010; and 14,108,644 and 34,085,988 shares during the nine months ended September 30, 2010 and 2009, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because it is considered a participating security.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended			Three Months Ended			Nine Months Ended
	September 30, 2010			June 30, 2010			September 30, 2010
	Actuals		As adjusted to Exclude Charges	Actuals		As adjusted to Exclude Charges	Actuals		As adjusted to Exclude Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)(1)	(GAAP)	Charges	(Non-GAAP)(1)	(GAAP)	Charges	(Non-GAAP)(1)

Revenues and other income:
Operating revenues	$1,069,261	$—	$1,069,261	$896,029	$—	$896,029	$2,856,636	$—	$2,856,636
Earnings (losses) from unconsolidated affiliates	11,842	—	11,842	8,845	—	8,845	28,329	—	28,329
Investment income	(733)	3,656	2,923	2,314	—	2,314	(976)	3,656	2,680

Total revenues and other income	1,080,370	3,656	1,084,026	907,188	—	907,188	2,883,989	3,656	2,887,645

Costs and other deductions:
Direct costs	625,561	—	625,561	517,531	—	517,531	1,648,289	—	1,648,289
General and administrative expenses	87,194	—	87,194	80,337	—	80,337	242,957	—	242,957
Depreciation and amortization	198,151	—	198,151	175,397	—	175,397	545,084	—	545,084
Depletion	5,778	—	5,778	4,841	—	4,841	15,646	—	15,646
Interest expense	66,973	—	66,973	65,293	—	65,293	199,035	—	199,035
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	9,407	(7,000)	2,407	11,024	—	11,024	40,798	(7,000)	33,798
Impairments and other charges	123,099	(123,099)	—	—	—	—	123,099	(123,099)	—

Total costs and other deductions	1,116,163	(130,099)	986,064	854,423	—	854,423	2,814,908	(130,099)	2,684,809

Income (loss) from continuing operations before income taxes	(35,793)	133,755	97,962	52,765	—	52,765	69,081	133,755	202,836
Income tax expense (benefit)	(4,230)	17,475	13,245	8,794	—	8,794	13,154	17,475	30,629

Income (loss) from continuing operations, net of tax	(31,563)	116,280	84,717	43,971	—	43,971	55,927	116,280	172,207
Income (loss) from discontinued operations, net of tax	(7,591)	—	(7,591)	(909)	—	(909)	(12,921)	—	(12,921)

Net income (loss)	(39,154)	116,280	77,126	43,062	—	43,062	43,006	116,280	159,286
Less: Net (income) loss attributable to noncontrolling interest	(453)	—	(453)	559	—	559	1,208	—	1,208

Net income (loss) attributable to Nabors	$(39,607)	$116,280	$76,673	$43,621	$—	$43,621	$44,214	$116,280	$160,494

Earnings (losses) per share:
Diluted from continuing operations	$(.11)	$.40	$.29	$.15	$—	$.15	$.19	$.40	$.59
Diluted from discontinued operations	(.03)	—	(.02)	—	—	—	(.04)	—	(.04)

Earnings (losses) per share — diluted	$(.14)	$.40	$.27	$.15	$—	$.15	$.15	$.40	$.55

Weighted-average number of common shares outstanding — diluted	285,282		289,008	289,796		289,796	289,847		289,847

Adjusted income (loss) derived from operating activities (2)	$164,419	$—	$164,419	$126,768	$—	$126,768	$432,989	$—	$432,989

(1)	As-adjusted amounts include Non-GAAP financial measures. These measures are presented to provide management and investors an opportunity to make meaningful assessments and comparisons of results from operations, exclusive of certain charges detailed below. The presentation of Non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader.

(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company.

1-6

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2009			September 30, 2009
	Actuals		As adjusted to Exclude Charges	Actuals		As adjusted to Exclude Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)(1)	(GAAP)	Charges	(Non-GAAP)(1)

Revenues and other income:
Operating revenues	$789,200	$—	$789,200	$2,853,944	$—	$2,853,944
Earnings (losses) from unconsolidated affiliates	17,103	—	17,103	(53,132)	83,295	30,163
Investment income (loss)	(1,806)	—	(1,806)	25,548	—	25,548

Total revenues and other income	804,497	—	804,497	2,826,360	83,295	2,909,655

Costs and other deductions:
Direct costs	431,280	—	431,280	1,546,076	(62,114)	1,483,962
General and administrative expenses	81,637	—	81,637	352,212	—	352,212
Depreciation and amortization	173,701	—	173,701	498,830	—	498,830
Depletion	2,494	—	2,494	7,837	—	7,837
Interest expense	66,671	—	66,671	199,776	—	199,776
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	10,516	—	10,516	625	—	625
Impairments and other charges	—	—	—	227,083	(227,083)	—

Total costs and other deductions	766,299	—	766,299	2,832,439	(289,197)	2,543,242

Income (loss) from continuing operations before income taxes	38,198	—	38,198	(6,079)	372,492	366,413
Income tax expense (benefit)	(15,477)	(12,997)	(28,474)	728	16,351	17,079

Income (loss) from continuing operations, net of tax	53,675	12,997	66,672	(6,807)	356,141	349,334
Income (loss) from discontinued operations, net of tax	(23,250)	—	(23,250)	(31,855)	—	(31,855)

Net income (loss)	30,425	12,997	43,422	(38,662)	356,141	317,479
Less: Net (income) loss attributable to noncontrolling interest	(895)	—	(895)	376	—	376

Net income (loss) attributable to Nabors	$29,530	$12,997	$42,527	$(38,286)	$356,141	$317,855

Earnings (losses) per share:
Diluted from continuing operations	$.18	$.05	$.23	$(.03)	$1.26	$1.23
Diluted from discontinued operations	(.08)	—	(.08)	(.11)	—	(.11)

Earnings (losses) per share — diluted	$.10	$.05	$.15	$(.14)	$1.26	$1.12

Weighted-average number of common shares outstanding — diluted	287,407		287,407	283,150		283,150

Adjusted income (loss) derived from operating activities (2)	$117,191	$—	$117,191	$395,857	$145,409	$541,266

(1)	As-adjusted amounts include Non-GAAP financial measures. These measures are presented to provide management and investors an opportunity to make meaningful assessments and comparisons of results from operations, exclusive of certain charges detailed below. The presentation of Non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader.

(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company.

1-7

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,			June 30,	September 30,
(In thousands)	2010	2009		2010	2010	2009

Equity method oil and gas joint venture impairments	$—	$—		$—	$—	$(83,295)
Goodwill impairment	(10,707)	—		—	(10,707)	(14,689)
Rig asset retirements and impairments	(58,045)	—		—	(58,045)	(64,229)
Stock compensation charge	—	—		—	—	(62,114)
Impairments of oil and gas financing receivable	(54,347)	—		—	(54,347)	(112,516)
Other-than-temporary impairments on securities	—	—		—	—	(35,649)
Acquisition related expenses	(7,000)	—			(7,000)
Other non-operational items	(3,656)	—			(3,656)

Total charges before income taxes	(133,755)	—		—	(133,755)	(372,492)

Tax benefit (expense)	17,475	(12,997	)(1)	—	17,475	16,351

Total charges after income taxes	$(116,280)	$(12,997)		$—	$(116,280)	$(356,141)

(1)	This represents the difference between the tax (expense) benefit recorded during the period in accordance with the interim period tax allocation rules and the amount of tax (expense) benefit that would have resulted from the application of the interim period tax allocation rules if the non-cash charges were excluded.

1-8